UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

July 31, 2008 (July 25, 2008)

Date of Report – (Date of earliest event reported)

CHEM RX CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-51518	20-2938469
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

750 Park Place

Long Beach, NY 11561

(Address of principal executive office, including zip code)

(516) 889-8770

(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 – Other Events

Chem Rx Corporation (the “Company”) previously reported, in its Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on October 17, 2007, that Jerry Silva, Steven C. Silva, Jerry Silva, as life tenant and Steven C. Silva, as remainderman (collectively, the “Put Option Sellers”) granted put options to certain institutional investors. Jerry Silva is our Chairman and Chief Executive Officer and a member of our board of directors. Steven Silva is our President and Chief Operating Officer and a member of our board of directors. As more fully described in the October 18, 2007 Form 8-K, and in a proxy supplement also filed by the Company on that date with the SEC, the put options permit the investors to require the Put Option Sellers to purchase from the investors the shares of the Company’s common stock that the investors purchased between October 18, 2007 and the time of the Company special meeting of stockholders which was held October 22, 2007, up to a maximum of 5,879,998 shares. The Put Option Sellers established cash escrow accounts to fund the possible purchases pursuant to the put options.

During late July 2008 certain of the investors exercised their put options, and, beginning on July 25, 2008 and continuing over the next few days, funds were released from the cash escrow accounts in payment for the purchase price of the shares transferred to the Put Option Sellers pursuant to such exercises of the put options. As a result of the put option exercises: (1) Hudson Bay Fund LP and Hudson Bay Overseas Fund LTD (collectively, the “Hudson Bay Funds”) sold 617,910 shares and 819,089 shares, respectively (an aggregate of 1,436,999 shares), to the Put Option Sellers for an aggregate purchase price of $8,608,055; and (2) Millennium L.P. (“Millennium”) sold 732,750 shares to the Put Option Sellers for an aggregate purchase price of $4,323,170.

As a result of the foregoing purchases, Jerry Silva is the beneficial owner of 3,462,219 shares of the Company’s common stock, representing approximately 25.1% of the outstanding shares; and Steven Silva is the beneficial owner of 903,328 shares of the Company’s common stock, representing approximately 6.55% of the outstanding shares. There remain 3,000,000 shares subject to put options, and the investor holding such shares may require the Put Option Sellers to purchase those shares until October 27, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CHEM RX CORPORATION

Dated: July 31, 2008	By:	/s/ Steven Silva
Name: Steven Silva Title: President and Chief Operating Officer